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                                  EXHIBIT 10-14

                       Sta-Rite Industries, Inc.
            1999 Officer's Incentive Compensation Plan


I.  Objectives

The principle objectives of the Plan are:

A. To motivate and to provide incentive for officers of Sta-Rite to create economic value.

B. To ensure a focus on earning a return on capital in excess of the cost of capital while also making a positive contribution to sales growth.

C. To assist in the retention of quality senior management.

D. To yield competitive total compensation levels when performance goals meet the cost of capital requirement.


II.  Eligibility

Participation in the Plan is limited to designated officers of Sta-Rite Industries, Inc. The Chief Executive Officer, WICOR, will be responsible for recommending eligibility changes to the Compensation Committee of the Board of Directors of WICOR, Inc.


III.  Amount of Potential Award

A. The minimum, target and maximum award opportunities for each executive, as a percentage of base salary (W-2 base salary calendar earnings), are as follows:

                                     Award as Percent of Salary
                                   ------------------------------
          Position                 Minimum    Target    Maximum
          -------------------      -------    ------  -----------
          President & CEO             0%        45%     97.875%

          VP                          0%        30%     65.25%

B. Each executive's award will be determined based on a combination of Sta-Rite and individual performance, with Sta-
Rite performance accounting for 75% of the award and individual performance weighted at 25%.

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IV.  Performance Criteria and Objective Setting

A.  Financial Component (75% Weight)

1.) Overall Sta-Rite performance will be measured by Return on Capital (ROC), which is defined as NOPAT (Net Operating
Profit After Tax) divided by Total Capital Employed
(NOPAT and Total Capital Employed are defined in Appendix
I). Threshold, Target, and Maximum ROC performance levels, and their corresponding incentive awards are as follows:

                                                       Award as a
   Performance Level      1998 Return on Capital      % of Target
   ------------------     ----------------------      -----------
   Below Threshold            less than 9.3%              0%

   Threshold                       9.3%                   1%

   Target                         10.9%                 100%

   Maximum or Above               14.2%                 200%

* Sta-Rite Cost of Capital = 10.9%

For performance at levels between Threshold and Target or between Target and Maximum, award calculations will be interpolated on a linear basis.

2.) ROC payouts will be further modified by performance against Sales Growth (the modifier). As seen below, Sales growth performance can modify the award by +/- 20%.


                                        Award modification
Performance Level   1999 Sales Growth    as a % of Target
------------------- -----------------   -------------------
Threshold           < or = to 5%                80%

Target                   10%                   100%

Maximum             > or = to 15%              120%


For performance at levels between Threshold and Target or between Target and Maximum award calculations will be interpolated on a linear basis.
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B. Discretionary/Individual Component (25% Weight)

The individual component of total incentive compensation will be based on the individual's overall performance as measured against previously identified and agreed upon goals and objectives. The award may vary between 0% and 150% of the individual performance portion of the target award, and will be determined and paid independently of Company financial performance.

Combining the previously mentioned components yields the following formula for determining annual incentive payouts:

    Step 1         [ Base Salary   x   Eligible Target % ]

                   Multiplied by sum of step 2 and step 3

    Step 2    [(ROC Award %  x Sales Growth Modifier)   x 75%]

                                   Plus

    Step 3              [Discretionary %  x  25%]

                                  Equals

                         Annual Incentive Award

C. The company intends to hold the proposed financial/operational performance standards constant for at least three years, with annual reviews to ensure reasonableness vis-a-vis external market conditions. This is especially relevant with regard to the cost of capital, which is the key determinant of performance levels for the ROC measure.

D. If the Compensation Committee of WICOR, Inc. determines that corporate performance was inadequate, it may exercise discretion to reduce or eliminate any or all bonus payments.

V.  Performance

Company performance goals will be for the 1999 calendar year.

VI.  Treatment of Acquisitions and Investments

A.  Acquisitions

The capitalized value (NOPAT/Target's Cost of Capital) of the acquired entity's last full year's NOPAT will be added to the capital base of the acquiring business unit in the month of acquisition. The acquisition premium (defined as the excess of the purchase price over the capitalized value ) will be incorporated into the capital base at a rate of 20% per year starting at the beginning of the first calendar year after the acquisition.

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B. Investments

The entire value of investments of an operating nature (capital expenditures) will be added to the capital base. However, investments of a significant dollar amount, whose project life extends beyond ten years, will be reviewed by management for potential adjustments to the capital base (similar to the treatment for acquisitions).

VII.  Form and Timing of Award Payments

A. Awards will be determined and paid as soon as practicable after the close of the Plan year.

B. At each participant's discretion and with the concurrence of the Compensation committee of WICOR, Inc., awards may be paid in one of three ways:

1.  Lump sum.

2. Partly in lump sum and the remainder in deferred annual installments.

3.  Completely in deferred annual installments.

C. The Company will offer a deferred payment option to those officers who prefer not to receive their awards in current cash, following these guidelines:

1. Deferred incentive award payments will be carried as an accrued liability with an interest rate (three-year treasury bill rate) credited each year.

2. Deferred elections must be made prior to June 30, 1999, and a definite time period for deferral must be specified.
D. Additionally, if performance significantly exceeds the maximum standard established, the Compensation Committee has the discretion to provide an incentive payout in excess of the maximum allowable payout. However, any exceptional performance which qualifies for this award, must be a direct result of management efforts and not due to external factors beyond management's control. Any awards in excess of the maximum payout opportunity would be paid in WICOR restricted stock which would vest ratably over five years. However, if a participant terminates employment due to death, retirement, or disability, any prior restricted stock awards made under this provision would become immediately vested.

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E.  In the event the company's overall ROC is negatively impacted by the inclusion of a newly acquired company's results, the compensation committee has the discretion to make a supplemental incentive payment. The supplemental payment will be considered if the acquired company is meeting the financial projections established at the time of the acquisition and the officers of the acquiring entity would have otherwise received a higher incentive payment had it not been for the inclusion of the acquired entity's results. The purpose of this supplemental incentive provision is to motivate officers to invest in value building projects. The duration of the supplemental incentive period will be no more than three years.

VIII.  Implementation
A.  The effective date of the Plan is January 1, 1999.

IX.   Plan Administration
A.  Compensation Committee

1. The Plan will be administered by the Compensation Committee of the Board of Directors of WICOR, Inc.

2. The Committee's administration is subject to approval of the Board of Directors of WICOR, Inc.

3. The decisions of the Board are final and binding on all Plan participants.

4. The Board retains the right to terminate or amend the Plan as it may deem advisable.

B.  Partial Year Participation

1. Participants must be employed by the Company on the last day of the Plan year in order to receive a bonus for that year. However, once earned, a bonus will be paid to a participant regardless of whether he/she is employed by the company on the date payment is made.

2. Awards for part year participants will be pro-rated based on the proportion of the year that the participant was in the Plan. This includes participants who terminate employment due to death, disability or retirement.

3. Participants who terminate employment with the Company prior to the last day of the plan year shall forfeit all rights to an incentive award payment under the Plan except for terminations due to death, retirement or disability.

4. A participant is deemed to be disabled if he/she becomes eligible for benefits under the Company's Long Term
Disability Plan.

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                                                       Appendix 1

                             DEFINITION OF TERMS
                                  Sta-Rite

NOPAT - Net operating profits after tax is calculated as follows:

 Operating Income Per Financial Statements
 Plus (minus) the change in specific equity equivalent adjustments:
 Goodwill amortization
 increase/(decrease) in LIFO reserve
 increase/(decrease) in product liability reserve increase/(decrease) in "operating" environmental reserve increase/(decrease) in retiree health benefit liability increase/(decrease) in deferred compensation
 Book environmental provisions for abandoned facilities
Minus cash income tax expense.

Capital- An approximation of the economic book value of all cash invested in going-concern business activities, capital is essentially a company's net assets (total assets less non-interest-bearing current liabilities), but with three adjustments:
1.  Marketable securities are subtracted
2. The present value of non-capitalized leases is added to net property, plant and equipment. (Adjustment determined immaterial for Sta-Rite at this time. Adjustment will be monitored in the future for potential inclusion should circumstances change)
3.  Certain equity equivalent reserves are added to assets:
 -- Cumulative amortization of Goodwill
 -- LIFO reserve is added to inventories
 -- Bad debt reserve is added to receivables (adjustment not made for Sta-Rite due to immateriality. Adjustment will be monitored for potential inclusion should it become material)

Sta-Rite's capital calculation for 1999 is:
 Current assets (excluding marketable securities, if any)
 Plus Net property, plant & equipment
 Plus Goodwill
 Plus Other assets
 Plus Equity equivalent reserves:
 Cumulative goodwill amortization
 LIFO reserve
Minus Non-interest bearing current liabilities (incl. warranty reserve)

Measurement for all capital employed items is determined using a 13 month rolling average.